Exhibit 10.18

Prof. Dr. med. Oliver Wiedow
Forstweg 55
D-24105 Kiel
Germany

Kiel, on July 28, 2011

Proteo, Inc.
Att:	Chief Executive Officer
Ms. Birge Bargmann
2102 Business Center Drive
Irvine, CA 92612
USA

Re: Elafin License Agreement

Dear Ms. Bargmann.

This is to confirm certain agreements and understandings reached between me and Proteo, Inc. in December 2010 based on the following background:

Pursuant to the provisions of the license agreement between Proteo, Inc. (hereinafter “Licensee“) and myself (hereinafter “Licensor“, Licensee and Licensor collectively the “Parties”) dated December 30th, 2000 as amended on December 23rd, 2008 (hereinafter the “License Agreement“), Licensee promised to pay certain amounts to Licensor. In December 2007 and December 2008, Licensee paid to Licensor 30,000 Euros per year and no other payments were made under the License Agreement to Licensor as of July 28th, 2011. I herewith confirm that based on the foregoing we have agreed on the following in December 2010:

1.
The Parties herewith agree that Licensor defers to December 31st, 2011 the instalment payable by Licensee in the amount of 60,000 Euros, which otherwise would be due on December 31st, 2010 (hereinafter the  “Deferral”).

2.
Neither the waiver nor the Deferral under Section 1 hereof, would constitute a waiver of or estoppel to Licensor‘s rights to already existing or future payment obligations under the License Agreement.

Please confirm by respective countersignature that you are in agreement with this letter and with this confirmation of our agreement from December 2010.

Kind regards,

/s/ Oliver Wiedow
Prof. Dr. med. Oliver Wiedow

We agree to the foregoing
Proteo, Inc., on July 28, 2011
/s/ Birge Bargmann
Birge Bargmann, Chief Executive Officer